CELERITY SOLUTIONS, INC.

EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the 1991 Non-Qualified Employee Stock Option Plan and the 1992 Non-Qualified, Non-Employee Director Stock Option Plan of Celerity Solutions, Inc. of our report dated June 11, 1999 except for note 16, as to which the date is July 13, 1999, with respect to the consolidated financial statements of Celerity Solutions, Inc. included in the Annual Report (Form 10-KSB) for the year ended March 31, 1999.

Our audits also included the financial statement schedule of Celerity Solutions Inc. listed in Item 13(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth herein.


                                                       /s/ ERNST & YOUNG LLP

Boston, Massachusetts
July 13, 1999